Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PETROLEUM HELICOPTERS, INC. ANNOUNCES NAME CHANGE

LAFAYETTE, LA — December 30, 2005 — Petroleum Helicopters, Inc. (Nasdaq NMS: PHEL and PHELK) today announced that effective January 1, 2006 its corporate name will be changed to PHI, Inc. to better align its corporate brand identity with its increasingly diversified business activities. The name change will be effected by an amendment to PHI’s articles of incorporation that was previously approved by the Company’s shareholders.
In addition, the Company’s common stock will continue to trade on the Nasdaq National Market, but under new ticker symbols. The voting common stock will trade under the symbol PHII, and the non-voting common stock will trade under the symbol PHIIK. The ticker symbol changes will be effective January 3, 2006, the first trading day of the new year.
PHI provides helicopter transportation and related services to a broad range of customers in the offshore oil and gas exploration and production industry, primarily in the Gulf of Mexico, and helicopter and fixed-wing medical transportation services in support of the medical and emergency response industries throughout the United States. PHI also provides third-party aircraft maintenance services to select customers.
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